                                                                    Exhibit 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND SELECTED FINANCIAL DATA

      The following discussion and analysis should be read in combination with our consolidated financial statements included in Exhibit 99.2.

                                    OVERVIEW

BACKGROUND

      We are a public utility holding company, created on August 31, 2002 as part of a corporate restructuring of Reliant Energy, Incorporated (Reliant Energy) in compliance with requirements of the Texas electric restructuring law. We are the successor to Reliant Energy for financial reporting purposes under the Securities Exchange Act of 1934. Our operating subsidiaries own and operate electric generation plants, electric transmission and distribution facilities, natural gas distribution facilities and natural gas pipelines. We are a registered holding company under the Public Utility Holding Company Act of 1935, as amended (1935 Act). For information about the 1935 Act, please read " -- Liquidity and Capital Resources -- Future Sources and Uses of Cash -- Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on Our Common Stock." Our indirect wholly owned subsidiaries include:

      - CenterPoint Energy Houston Electric, LLC (CenterPoint Houston), which owns and operates our electric transmission and distribution business in the Texas Gulf Coast area; and

      - CenterPoint Energy Resources Corp. (CERC Corp., and together with its subsidiaries, CERC), which owns and operates our local gas distribution companies, gas gathering systems and interstate pipelines.

      We also have an approximately 81% ownership interest in Texas Genco Holdings, Inc. (Texas Genco), which owns and operates the Texas generating plants formerly belonging to the integrated electric utility that was a part of Reliant Energy. We distributed the remaining 19% of the outstanding common stock of Texas Genco to our shareholders in January 2003.

      On July 21, 2004, we and Texas Genco announced a definitive agreement for Texas Genco LLC (previously known as GC Power Acquisition LLC), a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire Texas Genco for approximately $3.65 billion in cash. The consolidated financial statements present these operations as discontinued operations in accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). Accordingly, the consolidated financial statements include the necessary reclassifications to reflect these operations as discontinued operations for each of the three years in the period ended December 31, 2003.

      At the time of Reliant Energy's corporate restructuring, it owned an 83% interest in Reliant Resources, Inc. (Reliant Resources). On September 30, 2002, we distributed that interest to our shareholders (the Reliant Resources Distribution).

BUSINESS SEGMENTS

      In this section, we discuss our results from continuing operations on a consolidated basis and individually for each of our business segments. We also discuss our liquidity, capital resources and critical accounting policies. CenterPoint Energy is first and foremost an energy delivery company and it is our intention to remain focused on this segment of the energy business. The results of our business operations are significantly impacted by weather, customer growth, cost management and rate proceedings before regulatory agencies. Effective with the full deregulation of sales of electric energy to retail customers in Texas beginning in January 2002, power generators and retail electric providers in Texas ceased to be subject to traditional cost-based regulation. Since that date, we have sold generation capacity, energy and ancillary services related to power generation at prices determined by the market. The Texas generation operations, previously reported in the Electric Generation business segment, have been reclassified as discontinued operations in these financial statements due to the pending sale of Texas Genco as discussed above. Our transmission and distribution services remain subject to rate regulation and are reported in the Electric Transmission & Distribution business segment as are impacts of generation-related stranded costs recoverable by the regulated utility. Although our former retail sales business is no longer conducted by us, retail customers remained regulated customers of our former integrated electric utility, Reliant Energy HL&P, through the date of their first meter reading in 2002. Sales of electricity to retail customers in 2002 prior to this meter reading are reflected in the Electric Transmission & Distribution business segment. Our reportable business segments include:

   Electric Transmission and Distribution

      Our electric transmission and distribution operations provide electric transmission and distribution services to approximately 1.8 million metered customers in a 5,000-square-mile area of the Texas Gulf coast that has a population of approximately 4.7 million people and includes Houston.

      CenterPoint Houston transports electricity from power plants to substations and from one substation to another and to retail electric customers in locations throughout the control area managed by the Electric Reliability Council of Texas, Inc. (ERCOT) on behalf of retail electric providers. ERCOT is an intrastate network which serves as the regional reliability coordinating council for member electric power systems in Texas. The ERCOT market represents approximately 85% of the demand for power in Texas and is one of the nation's largest power markets. Transmission services are provided under tariffs approved by the Public Utility Commission of Texas (the Texas Utility Commission).

      Operations include construction and maintenance of electric transmission and distribution facilities, metering services, outage response services and other call center operations. Distribution services are provided under tariffs approved by the Texas Utility Commission.

   Natural Gas Distribution

      CERC owns and operates our natural gas distribution business, which engages in intrastate natural gas sales to, and natural gas transportation for, approximately 3 million residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas. These operations are regulated as natural gas utility operations. Its operations also include non-rate regulated retail gas sales to and transportation services for commercial and industrial customers in the six states listed above as well as several other Midwestern states.

   Pipelines and Gathering

      CERC's pipelines and gathering business operates two interstate natural gas pipelines as well as gas gathering facilities and also provides pipeline services. CERC's pipeline operations provides natural gas transportation, natural gas storage and pipeline services to customers principally in Arkansas, Louisiana, Missouri and Oklahoma. CERC's gathering operations are conducted principally in Arkansas, Louisiana, Oklahoma and Texas.

   Other Operations

      Our Other Operations business segment includes office buildings and other real estate used in our business operations and other corporate operations which support all of our business operations.

                                EXECUTIVE SUMMARY

   2003 HIGHLIGHTS

      Our operating performance and cash flow from continuing operations for 2003 compared to 2002 were affected by:

      - continued customer growth with the addition of nearly 85,000 metered electric and gas customers since December 2002, or an annualized 2% growth;

      - an increase of $33 million in revenues in the natural gas distribution operations from rate increases;

      - an increase of $69 million in operation and maintenance expense related to CenterPoint Houston's final fuel reconciliation;

      - an increase of $52 million in pension, employee benefit and insurance costs;

      -     an increase of $29 million in interest expense; and

      -     a reduction of $70 million in capital expenditures.

      Net income for 2003 includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" ($80 million after-tax gain, or $0.26 earnings per basic and diluted share), which is included in discontinued operations related to Texas Genco.

      In 2003, we accessed the capital markets to raise approximately $4 billion. We used these proceeds to repay maturing debt, refinance higher coupon debt, pay down our short-term credit facilities and enhance our liquidity.

      CenterPoint Energy distributed approximately 19% of the 80 million outstanding shares of common stock of Texas Genco to its shareholders on January 6, 2003 (Texas Genco Distribution). As a result of the Texas Genco Distribution, CenterPoint Energy recorded an impairment charge of $399 million, which is reflected as a regulatory asset representing stranded costs on our consolidated balance sheet as of December 31, 2003. This impairment charge represents the excess of the carrying value of CenterPoint Energy's net investment in Texas Genco over the market value of the Texas Genco common stock that was distributed. The financial impact of this impairment was offset by recording a $399 million regulatory asset reflecting CenterPoint Energy's expectation of stranded cost recovery of such impairment. Since this amount is expected to be recovered in the 2004 True-Up Proceeding, CenterPoint Houston has recorded a regulatory asset, reflecting its right to recover this amount, and an associated payable to us. Any additional impairment or loss that CenterPoint Energy incurs on its Texas Genco investment that CenterPoint Houston expects to recover as stranded investment will be recorded in the same manner.

   SIGNIFICANT EVENTS IN 2004

      During 2004, we expect to complete additional steps in a process that began when Texas adopted legislation designed to deregulate and restructure the electric utility industry in the state. That legislation (Texas electric restructuring law) required integrated electric utilities to separate their generating, transmission and distribution and retail sales functions pursuant to plans approved by the Texas Utility Commission.

      The Texas electric restructuring law contains provisions that allow our transmission and distribution utility, CenterPoint Houston, to recover the amount by which the market value of our generating assets, as determined by the Texas Utility Commission under a formula prescribed in the law, is below the regulatory net book value for those assets as of the end of 2001. It also allows CenterPoint Houston to recover certain other transition costs, such as a final fuel reconciliation balance, regulatory assets and the difference between the Texas Utility Commission's projected market prices for generation during 2002 and 2003 and actual market prices for generation as determined in the state-mandated capacity auctions during that period (called the ECOM true-up). Those amounts, and certain other adjustments, are to be determined by the Texas Utility Commission in a proceeding that will begin on March 31, 2004 (2004 True-Up Proceeding). The law requires a final order to be issued by the Texas Utility Commission not more than 150 days after a proper filing is made by the regulated utility, although, under its rules the Texas Utility Commission can extend the 150 day deadline for good cause. After the Texas Utility Commission determines the amount of the true-up components (the true-up balance) that the utility may recover, the utility will recover those amounts through a transition charge added to its transmission and distribution rates. Assuming receipt of a timely final order from the Texas Utility Commission, we expect to begin earning a non-cash rate of return on the true-up balance in the third quarter of 2004. We intend to seek authority from the Texas Utility Commission to securitize all or a portion of the true-up balance as early as the fourth quarter of 2004 through the issuance of transition bonds and to be in a position to issue those bonds by early 2005. Transition bonds would be issued through a special purpose entity that would be a subsidiary of CenterPoint Houston, but they would be non-recourse to CenterPoint Houston. Any portion of the true-up balance not securitized by transition bonds will be recovered through a non-bypassable competition transition charge. CenterPoint Houston will distribute recovery of the true-up components not used to repay indebtedness to us through either the payment of dividends or the settlement of intercompany payables. We can then move funds back to CenterPoint Houston, either through equity or intercompany debt, in order to maintain CenterPoint Houston's capital structure at the appropriate levels.

      As discussed above, in accordance with the Texas electric restructuring law, we expect to seek recovery of substantial amounts for the true-up components. Determination of the amounts actually recovered will be made by the Texas Utility Commission in a proceeding in which we expect that various parties will challenge our claims, potentially resulting in an award of less than the full amount to which we believe CenterPoint Houston is entitled. An ultimate determination or a settlement at an amount less than that recorded in our financial statements could lead to a charge that would materially adversely affect our results of operations, financial condition and cash flows.

      For some time, we have expected to monetize our remaining 81% interest in Texas Genco in 2004. In January 2004, Reliant Resources did not exercise its option to purchase our 81% interest in Texas Genco. On July 21, 2004, we and Texas Genco announced a definitive agreement for Texas Genco LLC, a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire Texas Genco for approximately $3.65 billion in cash. The transaction will be accomplished in two steps. In the first step, expected to be completed in the fourth quarter of 2004, Texas Genco will purchase the approximately 19% of its shares owned by the public (other than shares held by shareholders who validly perfect their dissenters' rights under Texas law) in a cash-out merger at a price of $47.00 per share, without interest and less any applicable withholding taxes (Public Company Merger). Following the Public Company Merger, a subsidiary of Texas Genco that will own Texas Genco's coal, lignite and gas-fired generation plants will merge with a subsidiary of Texas Genco LLC. The closing of the first step of the transaction is subject to several conditions, including the receipt of debt financing under the financing commitments obtained by Texas Genco LLC. In the second step of the transaction, expected to take place in the first half of 2005 following receipt of approval by the Nuclear Regulatory Commission, Texas Genco, the principal remaining asset of which, at that time, will be its interest in the South Texas Project Electric Generating Station, will merge with another subsidiary of Texas Genco LLC. Cash proceeds to us are expected to be approximately $2.2 billion from the first step of the transaction and $700 million from the second step of the transaction, for total cash proceeds of approximately $2.9 billion for our 81% interest. The proceeds from the monetization of Texas Genco are expected to be used to repay indebtedness.

      Resolution of the 2004 True-Up Proceeding and the monetization of our remaining interest in Texas Genco are the two most significant events facing the company in 2004. These events are expected to result in aggregate proceeds of over $5 billion based on the Texas Utility Commission rules. We have committed to use these proceeds to repay our indebtedness. Either or both events could, however, lead to charges against earnings. If those charges occur early in the year or are of sufficient magnitude, they could reduce our earnings below the level required for us to continue paying our current quarterly dividends out of current earnings as required under our Securities and Exchange Commission (SEC) financing order. We expect to file an application with the SEC under the 1935 Act requesting an order authorizing us, in the event we are required to take such a charge against earnings, to pay quarterly dividends out of capital or unearned surplus.

      The Texas Utility Commission issued a final order in October 2001 (October 2001 Order) that established the transmission and distribution utility rates that became effective in January 2002. In this Order, the Texas Utility Commission found that CenterPoint Houston had over-mitigated its stranded costs by redirecting transmission and distribution depreciation and by accelerating depreciation of generation assets as provided under the transition plan and Texas electric restructuring law. As a result of the October 2001 Order, CenterPoint Houston was required to refund $1.1 billion through excess mitigation credits to certain retail electric customers during a seven-year period which began in January 2002, and which amount to approximately $238 million per year. Amounts refunded will be considered in the 2004 True-Up Proceeding, and we expect that such refunds will be discontinued as a result of the 2004 True-Up Proceeding.

      In connection with the implementation of the Texas electric restructuring law, the Texas Utility Commission has set a "price to beat" that retail electric providers affiliated or formerly affiliated with a former integrated utility must charge residential and small commercial customers within their affiliated electric utility's service area. The 2004 True-Up Proceeding provides for a clawback of the "price to beat" in excess of the market price of electricity if 40% of the "price to beat" load is not served by a non-affiliated retail electric provider by January 1, 2004. Pursuant to the Texas electric restructuring law and the master separation agreement entered into in connection with the September

30, 2002 spin-off of our interest in Reliant Resources to our shareholders, Reliant Resources is obligated to pay CenterPoint Houston for the clawback component of the 2004 True-Up Proceeding. Based on an order issued on February 13, 2004 by the Texas Utility Commission, the clawback will equal $150 times the number of residential customers served by Reliant Resources in CenterPoint Houston's service territory, less the number of residential customers served by Reliant Resources outside CenterPoint Houston's service territory, on January 1, 2004. As reported in Reliant Resources' Annual Report on Form 10-K for the year ended December 31, 2003, Reliant Resources expects that the clawback payment will be $175 million. We expect that before, or upon, issuance of a final order in the 2004 True-Up Proceeding we will receive the clawback payment from Reliant Resources, which will reduce the amount of recoverable costs to be determined in the 2004 True-Up Proceeding.

      The 2004 True-Up Proceeding will include the balance from the final fuel reconciliation proceeding for the fuel component of electric rates. Prior to the beginning of competition, fuel costs were a component of electric rates and those costs were reviewed and reconciled periodically by the Texas Utility Commission. Although the final fuel reconciliation is a separate proceeding that is currently underway, the final fuel over- or under- recovery balance will be included in the 2004 True-Up Proceeding, either as a reduction to or increase in the amount to be recovered.

      Following adoption of the true-up rule by the Texas Utility Commission in 2001, CenterPoint Houston appealed the provisions of the rule that permitted interest to be recovered on stranded costs only from the date of the Texas Utility Commission's final order in the 2004 True-Up Proceeding, instead of from January 1, 2002 as CenterPoint Houston contends is required by law. On January 30, 2004, the Texas Supreme Court granted our petition for review of the true-up rule. Oral arguments were heard on February 18, 2004. The decision by the Court is pending. We have not accrued interest income on stranded costs in our consolidated financial statements, but estimate such interest income would be material to our consolidated financial statements.

      We recorded non-cash ECOM revenue of $697 million in 2002 and $661 million in 2003. We are no longer permitted under the Texas electric restructuring law to record non-cash ECOM revenue in 2004. The reduction in interest costs that should result from the use of proceeds of securitization and monetization to reduce debt, to the extent received in 2004, should help offset the resulting reductions in earnings, but both the amount and timing of these securitization and monetization efforts is a function of the regulatory process described above.

   PROCESS IMPROVEMENT INITIATIVE

      In late 2002, we launched a company-wide process improvement effort designed to examine key aspects of how we conduct our business, and identify, design and implement improvements to enhance service quality, improve customer satisfaction and reduce costs. In 2003, we identified our core business processes and established process teams. Progress was made in understanding existing processes and identifying opportunities for improvement. Over the next several years, we plan to design and implement processes that will improve productivity and efficiency, reduce our cost structure and enhance service to our customers.

                    CERTAIN FACTORS AFFECTING FUTURE EARNINGS

      Our past earnings and results of operations are not necessarily indicative of our future earnings and results of operations. The magnitude of our future earnings and results of our operations will depend on or be affected by numerous factors including:

      - the timing and outcome of the regulatory process leading to the determination and recovery of the true-up components and the securitization of these amounts;

      -     the timing and results of the monetization of our interest in Texas
            Genco;

      - state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, constraints placed on our activities or business by the 1935 Act, changes in or application of laws or regulations applicable to other aspects of our business and actions with respect to:

                  -     allowed rates of return;

                  -     rate structures;

                  -     recovery of investments; and

                  -     operation and construction of facilities;

      -     termination of accruals of ECOM true-up after 2003;

      - industrial, commercial and residential growth in our service territory and changes in market demand and demographic patterns;

      - the timing and extent of changes in commodity prices, particularly natural gas;

      -     changes in interest rates or rates of inflation;

      -     weather variations and other natural phenomena;

      -     the timing and extent of changes in the supply of natural gas;

      - commercial bank and financial market conditions, our access to capital, the cost of such capital, receipt of certain approvals under the 1935 Act, and the results of our financing and refinancing efforts, including availability of funds in the debt capital markets;

      -     actions by rating agencies;

      -     inability of various counterparties to meet their obligations to us;

      - non-payment for our services due to financial distress of our customers, including Reliant Resources;

      - the outcome of the pending securities lawsuits against us, Reliant Energy and Reliant Resources;

      - the ability of Reliant Resources to satisfy its obligations to us, including indemnity obligations and obligations to pay the "price to beat" clawback; and

      - other factors discussed in Item 1 of the CenterPoint Energy Annual Report on Form 10-K for the year ended December 31, 2003 under "Risk Factors."

SELECTED FINANCIAL DATA

      The following table presents selected financial data with respect to our consolidated financial condition and consolidated results of operations and should be read in conjunction with our consolidated financial statements and the related notes.

                                                                                      YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------------------------------
                                                                  1999(1)       2000         2001(2)       2002       2003(3)(4)
                                                                 ----------   ----------   ----------   ----------    ----------
                                                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Revenues .....................................................   $    4,694   $    6,949   $    7,148   $    6,438    $    7,790
                                                                 ----------   ----------   ----------   ----------    ----------
Income from continuing operations before extraordinary item           1,389           52          357          482           409
  and cumulative effect of accounting change .................
Discontinued operations ......................................         (241)         395          565       (4,402)           75
Extraordinary item, net of tax ...............................          334           --           --           --            --
Cumulative effect of accounting change, net of tax ...........           --           --           58           --            --
                                                                 ----------   ----------   ----------   ----------    ----------
Net income (loss) attributable to common shareholders ........   $    1,482   $      447   $      980   $   (3,920)   $      484
                                                                 ==========   ==========   ==========   ==========    ==========
Basic earnings (loss) per common share:
  Income from continuing operations before extraordinary
   item and cumulative effect of accounting change ...........   $     4.88   $     0.18   $     1.23   $     1.62    $     1.35
  Discontinued operations ....................................        (0.85)        1.39         1.95       (14.78)         0.24
  Extraordinary item, net of tax .............................         1.17           --           --           --            --
  Cumulative effect of accounting change, net of tax .........           --           --         0.20           --            --
                                                                 ----------   ----------   ----------   ----------    ----------
Basic earnings (loss) per common share .......................   $     5.20   $     1.57   $     3.38   $   (13.16)   $     1.59
                                                                 ==========   ==========   ==========   ==========    ==========
Diluted earnings (loss) per common share:
  Income from continuing operations before extraordinary
   item and cumulative effect of accounting change ...........   $     4.85   $     0.18   $     1.22   $     1.61    $     1.34
  Discontinued operations ....................................        (0.84)        1.38         1.93       (14.69)         0.24
  Extraordinary item, net of tax .............................         1.17           --           --           --            --
  Cumulative effect of accounting change, net of tax .........           --           --         0.20           --            --
                                                                 ----------   ----------   ----------   ----------    ----------
Diluted earnings (loss) per common share .....................   $     5.18   $     1.56   $     3.35   $   (13.08)   $     1.58
                                                                 ==========   ==========   ==========   ==========    ==========
Cash dividends paid per common share .........................   $     1.50   $     1.50   $     1.50   $     1.07    $     0.40
Dividend payout ratio from continuing operations .............           31%         833%         122%          66%           30%
Return from continuing operations on average common equity ...         35.9%         1.0%         6.8%        11.8%         25.7%
Ratio of earnings from continuing operations to fixed
  charges ....................................................         4.96         1.30         1.87         1.95          1.78
At year-end:
  Book value per common share ................................   $    18.70   $    19.10   $    22.77   $     4.74    $     5.77
  Market price per common share ..............................   $    22.88   $    43.31   $    26.52   $     8.01    $     9.69
  Market price as a percent of book value ....................          122%         227%         116%         169%          168%
  Assets of discontinued operations ..........................   $   10,134   $   18,479   $   16,840   $    4,594    $    4,244
  Total assets ...............................................   $   29,318   $   35,936   $   32,020   $   20,635    $   21,461
  Short-term borrowings ......................................   $    3,012   $    4,799   $    3,469   $      347    $       63
  Long-term debt obligations, including current maturities ...   $    7,997   $    4,989   $    4,712   $    9,996    $   10,939
  Trust preferred securities(5) ..............................   $      705   $      705   $      706   $      706    $       --
  Cumulative preferred stock .................................   $       10   $       10   $       --   $       --    $       --
  Capitalization:
   Common stock equity .......................................           38%          49%          55%          12%           14%
   Trust preferred securities ................................            5%           6%           6%           6%           --
   Long-term debt, including current maturities ..............           57%          45%          39%          82%           86%
  Capital expenditures, excluding discontinued operations ....   $      788   $      653   $      802   $      566    $      497

------------

(1) 1999 net income includes an aggregate non-cash, unrealized gain on our indexed debt securities and our Time Warner Inc. (Time Warner) investment, of $1.2 billion (after-tax), or $4.09 earnings per basic share and $4.08 earnings per diluted share. For additional information on the indexed debt securities and Time Warner investment, please read Note 7 to our consolidated financial statements. The extraordinary item in 1999 is a gain related to regulatory assets recorded by our Electric Transmission & Distribution business segment as a result of an impairment of certain generation-related regulatory assets of our Electric Generation business segment in accordance with SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71."

(2) 2001 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ($58 million after-tax gain, or $0.20 earnings per basic and diluted share). For additional information related to the cumulative effect of accounting change, please read Note 5 to our consolidated financial statements.

(3) 2003 net income includes the cumulative effect of an accounting change resulting from the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" ($80 million after-tax gain, or $0.26 earnings per basic and diluted share) which is included in discontinued operations related to Texas Genco. For additional information related to the cumulative effect of accounting change, please read Note 2(n) to our consolidated financial statements.

(4) Resolution of the 2004 True-Up Proceeding and monetization of our remaining interest in Texas Genco could materially impact our results of operations, financial condition and cash flows. Additionally, we are no longer permitted under the Texas electric restructuring law to record non-cash ECOM revenue in 2004. For more information on these and other matters currently affecting us, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Executive Summary -- Significant Events in 2004."

(5) The subsidiary trusts that issued trust preferred securities have been deconsolidated as a result of the adoption of FIN 46 "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51" (FIN 46) and the subordinated debentures issued to those trusts are now reported as long-term debt as of December 31, 2003. For additional information related to the adoption of FIN 46, please read Note 2(n) to our consolidated financial statements.

                       CONSOLIDATED RESULTS OF OPERATIONS

      All dollar amounts in the tables that follow are in millions, except for per share amounts.

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                    ------------------------------------
                                                                                       2001         2002         2003
                                                                                    ----------   ----------   ----------
Revenues ........................................................................   $    7,148   $    6,438   $    7,790
Operating Expenses ..............................................................       (6,086)      (4,998)      (6,435)
                                                                                    ----------   ----------   ----------
Operating Income ................................................................        1,062        1,440        1,355
Gain (Loss) on Time Warner Investment ...........................................          (70)        (500)         106
Gain (Loss) on Indexed Debt Securities ..........................................           58          480          (96)
Interest Expense and Distribution on Trust Preferred Securities .................         (542)        (712)        (741)
Other Income (Expense), net .....................................................           50           46          (10)
                                                                                    ----------   ----------   ----------
Income From Continuing Operations Before Income Taxes and Cumulative Effect
  of Accounting Change ..........................................................          558          754          614
Income Tax Expense ..............................................................         (201)        (272)        (205)
                                                                                    ----------   ----------   ----------
Income From Continuing Operations Before Cumulative Effect of Accounting Change .          357          482          409
Discontinued Operations, net of tax .............................................          565       (4,402)          75
Cumulative Effect of Accounting Change, net of tax ..............................           58           --           --
                                                                                    ----------   ----------   ----------
  Net Income (Loss) Attributable to Common Shareholders .........................   $      980   $   (3,920)  $      484
                                                                                    ==========   ==========   ==========
Basic Earnings Per Share:
Income From Continuing Operations Before Cumulative Effect of Accounting Change .   $     1.23   $     1.62   $     1.35
Discontinued Operations, net of tax .............................................         1.95       (14.78)        0.24
Cumulative Effect of Accounting Change, net of tax ..............................         0.20           --           --
                                                                                    ----------   ----------   ----------
  Net Income (Loss) Attributable to Common Shareholders .........................   $     3.38   $   (13.16)  $     1.59
                                                                                    ==========   ==========   ==========
Diluted Earnings Per Share:
Income From Continuing Operations Before Cumulative Effect of Accounting Change .   $     1.22   $     1.61   $     1.34
Discontinued Operations, net of tax .............................................         1.93       (14.69)        0.24
Cumulative Effect of Accounting Change, net of tax ..............................         0.20           --           --
                                                                                    ----------   ----------   ----------
  Net Income (Loss) Attributable to Common Shareholders .........................   $     3.35   $   (13.08)  $     1.58
                                                                                    ==========   ==========   ==========

   2003 COMPARED TO 2002

      Income from Continuing Operations. We reported income from continuing operations of $409 million ($1.34 per diluted share) for 2003 compared to $482 million ($1.61 per diluted share) for 2002. The decrease in income from continuing operations for 2003 compared to 2002 of $73 million was primarily due to a $61 million increase in expenses related to CenterPoint Houston's final fuel reconciliation, a $36 million reduction in non-cash ECOM revenue and an increase in interest expense of $29 million related to continuing operations due to higher borrowing costs and increased debt levels as discussed below.

   2002 COMPARED TO 2001

      Income from Continuing Operations. We reported income from continuing operations before cumulative effect of accounting change of $482 million ($1.61 per diluted share) for 2002 compared to $357 million ($1.22 per diluted share) for 2001. The $125 million increase in income from continuing operations before the cumulative effect of accounting change for 2002 compared to 2001 was primarily due to an increase in operating income from our Electric Transmission and Distribution business segment of $233 million as a result of the transition to a deregulated ERCOT market in 2002, which includes non-cash ECOM revenue of $697 million in 2002, increases in operating income of our Natural Gas Distribution and Pipelines and Gathering business segments of $84 million, primarily resulting from rate increases at our local gas distribution companies, and the absence of $49 million in goodwill amortization expense as a result of adopting SFAS No. 142, "Goodwill and Other Intangibles" (SFAS No. 142) in 2002. Offsetting the above increases was an increase in interest expense of $170 million related to continuing operations due to higher borrowing costs as discussed below.

      Interest Expense And Distribution on Trust Preferred Securities. In 2002 and 2003, our $3.85 billion credit facility consisted of a revolver and a term loan. This facility was amended in October 2003 to a $2.35 billion credit facility, consisting of a revolver and a term loan. According to the terms of the $3.85 billion credit facility, any net cash proceeds received from the sale of Texas Genco were required to be applied to repay borrowings under the credit facility. According to the terms of the $2.35 billion credit facility, until such time as the facility has been reduced to $750 million, 100% of any net cash proceeds received from the sale of Texas Genco are required to be applied to repay borrowings under the credit facility and reduce the amount available under the credit facility. In accordance with Emerging Issues Task Force Issue No. 87-24 "Allocation of Interest to Discontinued Operations", we have reclassified interest to discontinued operations of Texas Genco based on net proceeds to be received from the sale of Texas Genco of $2.5 billion, and have applied the proceeds to the amount of debt assumed to be paid down in each respective period according to the terms of the respective credit facilities in effect for those periods. In periods where only the term loan was assumed to be repaid, the actual interest paid on the term loan was reclassified. In periods where a portion of the revolver was assumed to be repaid, the percentage of that portion of the revolver to the total outstanding balance was calculated, and that percentage was applied to the actual interest paid in those periods to compute the amount of interest reclassified.

      Total interest expense incurred was $606 million, $764 million and $934 million in 2001, 2002 and 2003, respectively. We have reclassified $64 million, $52 million, and $193 million of interest expense for the years ended 2001, 2002, and 2003, respectively, based upon actual interest expense incurred within our discontinued operations and interest expense associated with debt that would have been required to be repaid as a result of our disposition of Texas Genco.

      Cumulative Effect of Accounting Change, net of tax. The 2001 results reflect a $58 million after-tax non-cash gain from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended (SFAS No. 133). For additional discussion of the adoption of SFAS No. 133, please read
Note 5 to our consolidated financial statements.

                    RESULTS OF OPERATIONS BY BUSINESS SEGMENT

      The following table presents operating income (in millions) for each of our business segments for 2001, 2002 and 2003. Some amounts from the previous years have been reclassified to conform to the 2003 presentation of the financial statements. These reclassifications do not affect consolidated net income.

                   OPERATING INCOME (LOSS) BY BUSINESS SEGMENT

                                                              YEAR ENDED DECEMBER 31,
                                                     ------------------------------------------
                                                         2001           2002           2003
                                                     ------------   ------------   ------------
                                                                   (IN MILLIONS)
Electric Transmission & Distribution .............   $        863   $      1,096   $      1,020
Natural Gas Distribution .........................            130            198            202
Pipelines and Gathering ..........................            137            153            158
Other Operations .................................            (68)            (7)           (25)
                                                     ------------   ------------   ------------
  Total Consolidated Operating Income ............   $      1,062   $      1,440   $      1,355
                                                     ============   ============   ============

ELECTRIC TRANSMISSION & DISTRIBUTION

      The following tables provide summary data of our Electric Transmission & Distribution business segment, CenterPoint Houston, for 2001, 2002 and 2003 (in millions, except throughput data):

                                                           YEAR ENDED DECEMBER 31,
                                                     ------------------------------------
                                                       2001(1)       2002         2003
                                                     ----------   ----------   ----------
Operating Revenues:
  Electric revenues ..............................   $    2,100   $    1,525   $    1,463
  ECOM revenues(2) ...............................           --          697          661
                                                     ----------   ----------   ----------
    Total operating revenues .....................        2,100        2,222        2,124
                                                     ----------   ----------   ----------
Operating Expenses:
  Operation and maintenance ......................          650          642          636
  Depreciation and amortization ..................          299          271          270
  Taxes other than income taxes ..................          288          213          198
                                                     ----------   ----------   ----------
    Total operating expenses .....................        1,237        1,126        1,104
                                                     ----------   ----------   ----------
Operating Income .................................   $      863   $    1,096   $    1,020
                                                     ==========   ==========   ==========
Residential throughput (in GWh) ..................       21,371       23,025       23,687
Total throughput (in GWh)(3) .....................       71,325       69,585       70,815

------------
(1) Certain estimates and allocations have been used to separate historical (pre-January 2002) Electric Generation business segment data (which has been reclassified as discontinued operations) from the Electric Transmission & Distribution business segment data. As a result, there is no meaningful comparison for this business segment prior to 2002.

(2) In 2004, we will no longer be permitted under the Texas electric restructuring law to record non-cash ECOM revenue.

(3) Usage volumes for commercial and industrial customers are included in total throughput; however, the majority of these customers are billed on a peak demand (KW) basis and, as a result, revenues do not vary based on consumption.

      2003 Compared to 2002. The Electric Transmission & Distribution business segment reported a decrease in operating income of $76 million for 2003 compared to 2002. Increased revenues from customer growth ($40 million) were more than offset by transition period revenues that only occurred in 2002 ($90 million) and decreased industrial demand, resulting in an overall decrease in electric revenues from the regulated electric transmission and distribution business of $62 million. Additionally, non-cash ECOM revenue decreased $36 million as a result of higher operating margins from sales of generation based on the state-mandated capacity auctions. Operation and maintenance expenses decreased in 2003 compared to 2002 primarily due to the absence of purchased power costs that occurred in 2002 during the transition period to deregulation ($48 million), a decrease in labor costs as a result of work force reductions in 2002 ($13 million), non-recurring contract services expense primarily related to transition to deregulation in 2002 ($10 million) and lower bad debt expense related to transition revenues in 2002 ($10 million). These decreases were partially offset by an increase in expenses related to CenterPoint Houston's final fuel reconciliation ($69 million) and an increase in benefits expense primarily due to increased pension costs ($18 million). Taxes other than income taxes decreased $15 million primarily due to the absence of gross receipts tax associated with transition period revenue in the first quarter of 2002 ($9 million).

      2002 Compared to 2001. The Electric Transmission & Distribution business segment, reported an increase in operating income of $233 million for 2002 as compared to 2001, of which $697 million related to non-cash ECOM revenue recorded pursuant to the Texas electric restructuring law. Electric revenues from the regulated electric transmission and distribution business decreased $575 million primarily as a result of the transition to a deregulated ERCOT market in 2002. Throughput declined 2% during 2002 as compared to 2001. The decrease was primarily due to reduced energy delivery in the industrial sector resulting from self-generation by several major customers, partially offset by increased residential usage primarily due to non-weather related factors. Additionally, despite a slowing economy, total metered customers continued to grow at an annual rate of approximately 2% during the year.

Operation and maintenance expenses decreased in 2002 as compared to 2001 primarily due to a decrease in factoring expense as a result of the termination of an agreement under which the Electric Transmission & Distribution business segment had sold its customer accounts receivable ($77 million) and decreased transmission line losses in 2002 as this became a cost of retail electric providers in 2002 ($16 million), partially offset by purchased power costs related to operation of the regulated utility during the transition period to deregulation ($48 million), an increase in benefits expense ($25 million) which included severance costs in connection with a reduction in work force by CenterPoint Houston in 2002 and expenses related to CenterPoint Houston's final fuel reconciliation ($18 million). Depreciation and amortization decreased in 2002 as compared to 2001 primarily as a result of decreased amortization relating to certain regulatory assets ($64 million) partially offset by increased amortization related to transition property associated with the transition bonds issued in November 2001 ($35 million). Taxes other than income decreased largely as a result of lower gross receipts taxes ($64 million), which became the responsibility of the retail electric providers upon deregulation.

      NATURAL GAS DISTRIBUTION

      The following table provides summary data of our Natural Gas Distribution business segment for 2001, 2002 and 2003 (in millions, except throughput data):

                                                                YEAR ENDED DECEMBER 31,
                                                          ------------------------------------
                                                             2001         2002         2003
                                                          ----------   ----------   ----------
Operating Revenues ....................................   $    4,742   $    3,960   $    5,435
                                                          ----------   ----------   ----------
Operating Expenses:
  Natural gas .........................................        3,814        2,995        4,428
  Operation and maintenance ...........................          541          539          560
  Depreciation and amortization .......................          147          126          136
  Taxes other than income taxes .......................          110          102          109
                                                          ----------   ----------   ----------
    Total operating expenses ..........................        4,612        3,762        5,233
                                                          ----------   ----------   ----------
Operating Income ......................................   $      130   $      198   $      202
                                                          ==========   ==========   ==========
Throughput (in billion cubic feet (Bcf)):
  Residential and commercial ..........................          310          324          324
  Industrial ..........................................           50           47           49
  Transportation ......................................           49           57           50
  Non-rate regulated commercial and industrial ........          445          471          511
                                                          ----------   ----------   ----------
    Total Throughput ..................................          854          899          934
                                                          ==========   ==========   ==========

      2003 Compared to 2002. Our Natural Gas Distribution business segment's operating income increased $4 million in 2003 compared to 2002 primarily due to higher revenues from rate increases implemented late in 2002 ($33 million), improved margins from our unregulated commercial and industrial sales ($6 million) and continued customer growth with the addition of over 38,000 customers since December 2002 ($6 million). These increases were partially offset by decreased revenues as a result of a decrease in the estimate of margins earned on unbilled revenues ($11 million). Additionally, operating income was negatively impacted by higher employee benefit expenses primarily due to increased pension costs ($13 million), certain costs being included in operating expense subsequent to the amendment of a receivables facility in November 2002 as compared to being included in interest expense in the prior year ($7 million) and increased bad debt expense primarily due to higher gas prices ($9 million).

      2002 Compared to 2001. Our Natural Gas Distribution business segment's operating income increased $68 million in 2002 compared to 2001 primarily as a result of improved margins from rate increases in 2002, a 5% increase in throughput and changes in estimates of unbilled revenues and deferred gas costs, which reduced operating margins in 2001 ($37 million). Depreciation and amortization decreased primarily as a result of the discontinuance of goodwill amortization in 2002 in accordance with SFAS No. 142 as further discussed in
Note 2(d) to our consolidated financial statements ($31 million).

PIPELINES AND GATHERING

      The following table provides summary data of our Pipelines and Gathering business segment for 2001, 2002 and 2003 (in millions, except throughput data):

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2001         2002         2003
                                                            ----------   ----------   ----------
Operating Revenues ......................................   $      415   $      374   $      407
                                                            ----------   ----------   ----------
Operating Expenses:
  Natural gas ...........................................           79           32           61
  Operation and maintenance .............................          121          130          129
  Depreciation and amortization .........................           58           41           40
  Taxes other than income taxes .........................           20           18           19
                                                            ----------   ----------   ----------
    Total operating expenses ............................          278          221          249
                                                            ----------   ----------   ----------
Operating Income ........................................   $      137   $      153   $      158
                                                            ==========   ==========   ==========
Throughput (Bcf):
  Natural gas sales .....................................           18           14            9
  Transportation ........................................          819          845          794
  Gathering .............................................          300          287          292
  Elimination(1) ........................................           (9)          (9)          (4)
                                                            ----------   ----------   ----------
    Total Throughput ....................................        1,128        1,137        1,091
                                                            ==========   ==========   ==========

------------
(1) Elimination of volumes both transported and sold.

      2003 Compared to 2002. Our Pipelines and Gathering business segment's operating income increased $5 million in 2003 compared to 2002. The increase was primarily a result of increased margins (revenues less fuel costs) due to higher commodity prices ($8 million), improved margins from new transportation contracts to power plants ($7 million) and improved margins from enhanced services in our gas gathering operations ($4 million), partially offset by higher pension, employee benefit and other miscellaneous expenses ($14 million). Project work expenses included in operation and maintenance expense decreased and were offset by a corresponding decrease in revenues billed for these services ($14 million).

      2002 Compared to 2001. Our Pipelines and Gathering business segment's operating income increased $16 million in 2002 compared to 2001 primarily as a result of the discontinuance of goodwill amortization in accordance with SFAS No. 142 as further discussed in Note 2(d) to our consolidated financial statements ($17 million).

OTHER OPERATIONS

      The following table provides summary data for our Other Operations business segment for 2001, 2002 and 2003 (in millions):

                                                                YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          2001            2002            2003
                                                       ----------      ----------      ----------
Operating Revenues ...............................     $        4      $       30      $       28
Operating Expenses ...............................             72              37              53
                                                       ----------      ----------      ----------
Operating Loss ...................................     $      (68)     $       (7)     $      (25)
                                                       ==========      ==========      ==========

      2003 Compared to 2002. Our Other Operations business segment's operating loss in 2003 compared to 2002 increased $18 million primarily due to changes in unallocated corporate costs in 2002 as compared to 2003.

      2002 Compared to 2001. Our Other Operations business segment's operating loss decreased by $61 million in 2002 compared to 2001. The decrease was primarily due to reductions in unallocated corporate costs ($34 million) and reductions in corporate accruals, primarily benefits ($27 million).

DISCONTINUED OPERATIONS

      On September 30, 2002, CenterPoint Energy distributed all of the shares of Reliant Resources common stock owned by CenterPoint Energy on a pro-rata basis to shareholders of CenterPoint Energy common stock. The consolidated financial statements have been prepared to reflect the effect of the Reliant Resources Distribution as described above on the CenterPoint Energy consolidated financial statements. The consolidated financial statements present the Reliant Resources businesses (Wholesale Energy, European Energy, Retail Energy and related corporate costs) as discontinued operations in 2001 and 2002 in accordance with SFAS No. 144. We also recorded a $4.4 billion non-cash loss on disposal of these discontinued operations in 2002. This loss represents the excess of the carrying value of our net investment in Reliant Resources over the market value of Reliant Resources common stock.

      In February 2003, we sold our interest in Argener, a cogeneration facility in Argentina, for $23 million. The carrying value of this investment was approximately $11 million as of December 31, 2002. We recorded an after-tax gain of $7 million from the sale of Argener in the first quarter of 2003. In April 2003, we sold our final remaining investment in Argentina, a 90 percent interest in Empresa Distribuidora de Electricidad de Santiago del Estero S.A. We recorded an after-tax loss of $3 million in the second quarter of 2003 related to our Latin America operations. We have completed our strategy of exiting all of our international investments. The consolidated financial statements present these operations as discontinued operations in accordance with SFAS No. 144.

      In November 2003, we sold a component of our Other Operations business segment, CenterPoint Energy Management Services, Inc. (CEMS), that provides district cooling services in the Houston central business district and related complementary energy services to district cooling customers and others. We recorded an after-tax loss of $1 million from the sale of CEMS in the fourth quarter of 2003. We recorded an after-tax loss in discontinued operations of $16 million ($25 million pre-tax) during the second quarter of 2003 to record the impairment of the CEMS long-lived assets based on the impending sale and to record one-time termination benefits. The consolidated financial statements present these operations as discontinued operations in accordance with SFAS No. 144.

      On July 21, 2004, we and Texas Genco announced a definitive agreement for Texas Genco LLC, a newly formed entity owned in equal parts by affiliates of The Blackstone Group, Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co. L.P. and Texas Pacific Group, to acquire Texas Genco for approximately $3.65 billion in cash. The consolidated financial statements present these operations as discontinued operations in accordance with SFAS No. 144.

                         LIQUIDITY AND CAPITAL RESOURCES

HISTORICAL CASH FLOWS

      The net cash provided by/used in operating, investing and financing activities for 2001, 2002 and 2003 is as follows (in millions):

                                                                 YEAR ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          2001            2002            2003
                                                       ----------      ----------      ----------
Cash provided by (used in):
  Operating activities ...........................     $    1,517      $      455      $      650
  Investing activities ...........................           (803)           (513)           (504)
  Financing activities ...........................         (1,044)            723            (434)
  Discontinued operations ........................            265            (379)             72

   CASH PROVIDED BY OPERATING ACTIVITIES

      Net cash provided by operating activities in 2003 increased $195 million compared to 2002 primarily due to higher income tax refunds received of $241 million, partially offset by higher interest paid related to outstanding borrowings of $130 million.

      Net cash provided by operating activities in 2002 decreased $1.1 billion compared to 2001. This decrease primarily resulted from refunds of excess mitigation credits to ratepayers in 2002 of $224 million, a $464 million decrease in CenterPoint Houston's operating income excluding non-cash income from ECOM, and an increase of $116 million in interest paid related to outstanding borrowings. These decreases were partially offset by lower income taxes paid of $85 million.

   CASH USED IN INVESTING ACTIVITIES

      Net cash used in investing activities decreased $9 million during 2003 compared to 2002 due primarily to decreased capital expenditures in our Electric Transmission & Distribution business segment primarily resulting from process improvements that included revised construction and design standards.

      Net cash used in investing activities decreased $290 million during 2002 compared to 2001 due primarily to the decrease in capital expenditures in our Electric Transmission & Distribution business segment related to building infrastructure in preparation for deregulation.

   CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES

      In 2003, debt payments exceeded net loan proceeds by $338 million. Additionally, common stock dividends paid by us in 2003 were $202 million less than in 2002. Since the beginning of 2003, the terms of our credit facility have limited the common stock dividend to $0.10 per share per quarter.

      In 2002, net loan proceeds exceeded debt payments by $1.1 billion. In 2001, debt payments exceeded net loan proceeds by $702 million. Additionally, common stock dividends paid in 2002 were $109 million less than in 2001.

FUTURE SOURCES AND USES OF CASH

      Our liquidity and capital requirements will be affected by:

      -     capital expenditures;

      -     debt service requirements;

      -     various regulatory actions; and

      -     working capital requirements.

      The 1935 Act regulates our financing ability, as more fully described in "--Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on Our Common Stock" below.

      The following table sets forth our capital expenditures for 2003, and estimates of our capital requirements for 2004 through 2008 (in millions):

                                              2003         2004         2005         2006         2007         2008
                                           ----------   ----------   ----------   ----------   ----------   ----------
Electric Transmission & Distribution ...   $      218   $      282   $      245   $      258   $      274   $      257
Natural Gas Distribution ...............          199          204          213          211          213          214
Pipelines and Gathering ................           66          104          136           88           96           50
Other Operations .......................           14           10            9            9            9           10
                                           ----------   ----------   ----------   ----------   ----------   ----------
  Total ................................   $      497   $      600   $      603   $      566   $      592   $      531
                                           ==========   ==========   ==========   ==========   ==========   ==========

      The following table sets forth estimates of our contractual obligations to make future payments for 2004 through 2008 and thereafter (in millions):

                                                                                                                   2009 AND
CONTRACTUAL OBLIGATIONS                          TOTAL       2004       2005       2006       2007       2008     THEREAFTER
---------------------------------------------   --------   --------   --------   --------   --------   --------   ----------
Long-term debt, including current portion ...   $ 10,925   $    156   $  1,731   $  1,657   $     67   $    572   $    6,742
Capital leases ..............................         13          4          5          3         --         --            1
Short-term borrowing, including credit
  facilities ................................         63         63         --         --         --         --
Operating leases(1) .........................         87         31         16         14         10          7            9
Non-trading derivative liabilities ..........         14         11          2          1         --         --           --
Pension funding requirements ................        450         --         75         14        220        141           --
Other commodity commitments(2) ..............      2,151      1,045        565        344        171         24            2
                                                --------   --------   --------   --------   --------   --------   ----------
  Total contractual cash obligations ........   $ 13,703   $  1,310   $  2,394   $  2,033   $    468   $    744   $    6,754
                                                ========   ========   ========   ========   ========   ========   ==========

------------
(1) For a discussion of operating leases, please read Note 12(b) to our consolidated financial statements.

(2) For a discussion of other commodity commitments, please read Note 12(a) to our consolidated financial statements.

      In October 2001, CenterPoint Houston was required by the Texas Utility Commission to reverse the amount of redirected depreciation and accelerated depreciation taken for regulatory purposes as allowed under the transition plan and the Texas electric restructuring law. CenterPoint Houston recorded a regulatory liability to reflect the prospective refund of the accelerated depreciation and in January 2002 CenterPoint Houston began refunding excess mitigation credits, which are to be refunded over a seven-year period. The annual refund of excess mitigation credits is approximately $238 million. Under the Texas electric restructuring law, a final determination of these stranded costs will occur in the 2004 True-Up Proceeding.

      Off-Balance Sheet Arrangements. Other than operating leases, we have no off-balance sheet arrangements. However, we do participate in a receivables factoring arrangement. In connection with CERC's November 2002 amendment and extension of its $150 million receivables facility, CERC Corp. formed a bankruptcy remote subsidiary, which we consolidate, for the sole purpose of buying receivables created by CERC and selling those receivables to an unrelated third party. This transaction is accounted for as a sale of receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", and, as a result, the related receivables are excluded from the Consolidated Balance Sheet. On June 25, 2003, we elected to reduce the receivables facility to $100 million and in January 2004, the $100 million receivables facility was replaced with a $250 million receivables facility terminating in January 2005. For additional information regarding this transaction please read Note 2(i) to our consolidated financial statements.

      Long-term and Short-term Debt. Our long-term debt consists of our obligations and the obligations of our subsidiaries, including transition bonds issued by an indirect wholly owned subsidiary (transition bonds).

      In 2003 and February 2004, we and our subsidiaries completed several capital market transactions which converted a significant amount of our interest payment obligations from floating rates to fixed rates and refinanced current maturities of long-term debt. The proceeds of the debt transactions in 2003 were primarily used to refinance existing short-term debt with long-term debt, refinance maturing debt and pay related debt issuance costs. Our 2003 capital market transactions included the following:

                                                                            PRINCIPAL     INTEREST
    ISSUANCE DATE            BORROWER                  SECURITY              AMOUNT         RATE        MATURITY DATE
--------------------   -------------------    ------------------------   --------------   --------      --------------
                                                                         (IN THOUSANDS)
     March 2003        CenterPoint Houston     General Mortgage Bonds       $762,275       5.700-         March 2013
                                                                                           6.950%          and 2033
March and April 2003       CERC Corp.               Senior Notes             762,000       7.875%         April 2013
     April 2003        CenterPoint Energy      Pollution Control Bonds       175,000       7.750-        December 2018
                                                                                           8.000%        and May 2029
      May 2003         CenterPoint Energy     Convertible Senior Notes       575,000       3.750%          May 2023
      May 2003         CenterPoint Houston     General Mortgage Bonds        200,000       5.600%          July 2023

                                                                            PRINCIPAL     INTEREST
    ISSUANCE DATE            BORROWER                  SECURITY              AMOUNT         RATE        MATURITY DATE
--------------------   -------------------    ------------------------   --------------   --------      --------------
                                                                         (IN THOUSANDS)
      May 2003         CenterPoint Energy           Senior Notes             400,000       5.875-          June 2008
                                                                                           6.850%          and 2015
      July 2003        CenterPoint Energy      Pollution Control Bonds       150,850       4.000%         August and
                                                                                                         October 2015
   September 2003      CenterPoint Energy           Senior Notes             200,000       7.250%       September 2010
   September 2003      CenterPoint Houston     General Mortgage Bonds        300,000       5.750%        January 2014
    November 2003          CERC Corp.               Senior Notes             160,000       5.950%        January 2014
    December 2003      CenterPoint Energy     Convertible Senior Notes       255,000       2.875%        January 2024

      In 2003, we and our subsidiaries also entered into new credit facilities which increased liquidity, reduced financing costs and extended the termination dates of the facilities they replaced. As of December 31, 2003, we had the following credit facilities:

                                                SIZE OF          AMOUNT
                                              FACILITY AT    OUTSTANDING AT
                                              DECEMBER 31,     DECEMBER 31,                        TYPE OF
   DATE EXECUTED             COMPANY              2003             2003        TERMINATION DATE    FACILITY
--------------------   -------------------    ------------   --------------   ------------------   --------
                                                              (IN MILLIONS)
 March 25, 2003            CERC Corp.         $        200   $           63    March 23, 2004      Revolver
 October 7, 2003       CenterPoint Energy            1,425              537    October 7, 2006     Revolver
 October 7, 2003       CenterPoint Energy              923              923   October 7, 2006(1)   Term Loan
December 23, 2003        Texas Genco, LP                75               --   December 21, 2004    Revolver

------------
(1) Mandatory quarterly payments through September 30, 2005 of $2.5 million per quarter.

      CERC Corp. is currently in discussions with banks seeking to arrange a replacement revolving credit facility and expects to have such a facility in place prior to the termination date of the existing facility. In the first quarter of 2004, CERC replaced its $100 million receivables facility with a $250 million committed one-year receivables facility. The bankruptcy remote subsidiary established in 2002 continues to buy CERC's receivables and sell them to an unrelated third party.

      Additionally, in February 2004, $56 million aggregate principal amount of collateralized 5.60% pollution control bonds due 2027 and $44 million aggregate principal amount of 4.25% collateralized insurance-backed pollution control bonds due 2017 were issued on behalf of CenterPoint Houston. The pollution control bonds are collateralized by general mortgage bonds of CenterPoint Houston with principal amounts, interest rates and maturities that match the pollution control bonds. The proceeds were used to redeem two series of 6.7% collateralized pollution control bonds with an aggregate principal amount of $100 million issued on our behalf. CenterPoint Houston's 6.7% first mortgage bonds which collateralized our payment obligations under the refunded pollution control bonds were retired in connection with the March 2004 redemption of the refunded pollution control bonds. CenterPoint Houston's 6.7% notes payable to us were extinguished upon the redemption of the refunded pollution control bonds.

      On December 31, 2003, we had temporary external investments of $66 million, of which $45 million were held by Texas Genco and are included in current assets of discontinued operations in the Consolidated Balance Sheets.

      At December 31, 2003, CenterPoint Energy had a shelf registration statement covering 15 million shares of common stock and CERC Corp. had a shelf registration statement covering $50 million principal amount of debt securities.

      Cash Requirements in 2004. Our liquidity and capital requirements are affected primarily by our results of operations, capital expenditures, debt service requirements, and working capital needs. Our principal cash requirements during 2004, excluding Texas Genco, include the following:

      -     approximately $600 million of capital expenditures;

      - an estimated $238 million in refunds by CenterPoint Houston of excess mitigation credits;

      -     dividend payments on CenterPoint Energy common stock;

      - $51 million of maturing long-term debt, including $41 million of transition bonds; and

      - maturity of any borrowings under CERC's $200 million revolving credit agreement.

      We expect that revolving credit borrowings and anticipated cash flows from operations will be sufficient to meet our cash needs for 2004. Our $2.3 billion credit facility provides that, until such time as the credit facility has been reduced to $750 million, all of the net cash proceeds from any securitizations relating to the recovery of the true-up components, after making any payments required under CenterPoint Houston's term loan, and the net cash proceeds of any sales of the common stock of Texas Genco that we own or of material portions of Texas Genco's assets shall be applied to repay borrowings under our credit facility and reduce the amount available under the credit facility. Our $2.3 billion credit facility contains no other restrictions with respect to our use of proceeds from financing activities. CenterPoint Houston's term loan requires the proceeds from the issuance of transition bonds to be used to reduce the term loan unless refused by the lenders. CenterPoint Houston's term loan, subject to certain exceptions, limits the application of proceeds from capital markets transactions by CenterPoint Houston over $200 million to repayment of debt existing in November 2002.

      CenterPoint Houston will distribute recovery of the true-up components not used to repay indebtedness to us through either the payment of dividends or the settlement of intercompany payables. We can then move funds back to CenterPoint Houston, either through equity or intercompany debt, in order to maintain CenterPoint Houston's capital structure at the appropriate levels. Under the orders described under "-- Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on Our Common Stock," CenterPoint Houston's member's equity as a percentage of total capitalization must be at least 30%, although the SEC has permitted the percentage to be below this level for other companies taking into account non-recourse securitization debt as a component of capitalization.

      Impact on Liquidity of a Downgrade in Credit Ratings. As of March 1, 2004, Moody's Investors Service, Inc. (Moody's), Standard & Poor's Ratings Services, a division of The McGraw Hill Companies (S&P), and Fitch, Inc. (Fitch) had assigned the following credit ratings to senior debt of CenterPoint Energy and certain subsidiaries:

                                                           MOODY'S                     S&P                    FITCH
                                                     ---------------------   ----------------------    -------------------
COMPANY/INSTRUMENT                                    RATING    OUTLOOK(1)    RATING     OUTLOOK(2)    RATING   OUTLOOK(3)
------------------                                   --------  -----------   ---------   ----------    ------   ----------
CenterPoint Energy Senior Unsecured Debt........       Ba2       Negative       BBB-      Negative      BBB-      Negative
CenterPoint Houston Senior Secured Debt
  (First Mortgage Bonds)........................       Baa2      Negative       BBB       Negative      BBB+      Negative
CERC Corp. Senior Debt..........................       Ba1       Negative       BBB       Negative      BBB       Negative

------------
(1) A "negative" outlook from Moody's reflects concerns over the next 12 to 18 months which will either lead to a review for a potential downgrade or a return to a stable outlook.

(2) An S&P rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term.

(3) A "negative" outlook from Fitch encompasses a one-to-two year horizon as to the likely ratings direction.

      On February 27, 2004, Moody's announced that it was downgrading our senior unsecured debt to Ba2 from Ba1. Moody's explained in its announcement that the action was to reflect the structural differences in rights and claims afforded to our senior secured bank lenders, who benefit from their priority claim on proceeds from the monetization of Texas Genco and from the up-streaming of proceeds resulting from securitization of the true-up components at CenterPoint Houston. Moody's announced that its action concluded a review for possible downgrade of us that it initiated in October 2003. Moody's retained a negative ratings outlook for us and for our subsidiaries CERC Corp. and CenterPoint Houston, but their ratings remain unchanged.

      We cannot assure you that these ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities and may be revised or withdrawn at any time by the rating agency. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to obtain short- and long-term financing, the cost of such financings and the execution of our commercial strategies.

      A decline in credit ratings would increase borrowing costs under CERC's $200 million revolving credit facility. A decline in credit ratings would also increase the interest rate on long-term debt to be issued in the capital markets and would negatively impact our ability to complete capital market transactions. If we were unable to maintain an investment-grade rating from at least one rating agency, as a registered public utility holding company we would be required to obtain further approval from the SEC for any additional capital markets transactions as more fully described in "-- Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on Our Common Stock" below. Additionally, a decline in credit ratings could increase cash collateral requirements that could exist in connection with certain contracts relating to gas purchases, gas price hedging and gas storage activities of our Natural Gas Distribution business segment.

      Our revolving credit facilities contain "material adverse change" clauses that could impact our ability to make new borrowings under these facilities. The "material adverse change" clauses in our revolving credit facilities generally relate to an event, development or circumstance that has or would reasonably be expected to have a material adverse effect on (a) the business, financial condition or operations of the borrower and its subsidiaries taken as a whole, or (b) the legality, validity or enforceability of the loan documents.

      In September 1999, we issued 2.0% Zero-Premium Exchangeable Subordinated Notes due 2029 (ZENS) having an original principal amount of $1.0 billion. Each ZENS note is exchangeable at the holder's option at any time for an amount of cash equal to 95% of the market value of the reference shares of Time Warner Inc. (TW Common) attributable to each ZENS note. If our creditworthiness were to drop such that ZENS note holders thought our liquidity was adversely affected or the market for the ZENS notes were to become illiquid, some ZENS noteholders might decide to exchange their ZENS notes for cash. Funds for the payment of cash upon exchange could be obtained from the sale of the shares of TW Common that we own or from other sources. We own shares of TW Common equal to 100% of the reference shares used to calculate our obligation to the holders of the ZENS notes. ZENS note exchanges result in a cash outflow because deferred tax liabilities related to the ZENS notes and TW Common shares become current tax obligations when ZENS notes are exchanged and TW Common shares are sold.

      CenterPoint Energy Gas Services, Inc. (CEGS), a wholly owned subsidiary of CERC Corp., provides comprehensive natural gas sales and services to industrial and commercial customers which are primarily located within or near the territories served by our pipelines and natural gas distribution subsidiaries. In order to hedge its exposure to natural gas prices, CEGS has agreements with provisions standard for the industry that establish credit thresholds and require a party to provide additional collateral on two business days' notice when that party's rating or the rating of a credit support provider for that party (CERC Corp. in this case) falls below those levels. As of December 31, 2003, the senior unsecured debt of CERC Corp. was rated BBB by S&P and Ba1 by Moody's. We estimate that as of December 31, 2003, unsecured credit limits extended to CEGS by counterparties could aggregate $62 million; however, utilized credit capacity is significantly lower.

      Cross Defaults. Under our revolving credit facility and our term loan, a payment default on, or a non-payment default that permits acceleration of, any indebtedness exceeding $50 million by us or any of our significant subsidiaries will cause a default. Pursuant to the indenture governing our senior notes, a payment default by us, CERC Corp. or CenterPoint Houston in respect of, or an acceleration of, borrowed money and certain other specified types of obligations, in the aggregate principal amount of $50 million will cause a default. As of February 29, 2004, we had issued five series of senior notes aggregating $1.4 billion in principal amount under this indenture. A default by CenterPoint Energy would not trigger a default under our subsidiaries' debt instruments.

      Pension Plan. As discussed in Note 10 to the consolidated financial statements, we maintain a non-contributory pension plan covering substantially all employees. Employer contributions are based on actuarial computations that establish the minimum contribution required under the Employee Retirement Income Security Act of 1974 (ERISA) and the maximum deductible contribution for income tax purposes. No contributions were made to the plan during

2002. At December 31, 2002 and 2003, the projected benefit obligation exceeded the market value of plan assets by $496 million and $498 million, respectively. In September 2003, we elected to make a $22.7 million contribution to our pension plan. As a result, we will not be required to make any contributions to our pension plan prior to 2005. Changes in interest rates and the market values of the securities held by the plan during 2004 could materially, positively or negatively, change our under-funded status and affect the level of pension expense and required contributions in 2005 and beyond. Plan assets used to satisfy pension obligations have been adversely impacted by the decline in equity market values prior to 2003.

      Under the terms of our pension plan, we reserve the right to change, modify or terminate the plan. Our funding policy is to review amounts annually and contribute an amount at least equal to the minimum contribution required under ERISA.

      In accordance with SFAS No. 87, "Employers' Accounting for Pensions," changes in pension obligations and assets may not be immediately recognized as pension costs in the income statement, but generally are recognized in future years over the remaining average service period of plan participants. As such, significant portions of pension costs recorded in any period may not reflect the actual level of benefit payments provided to plan participants.

      Pension costs were $39 million, $35 million and $90 million for 2001, 2002 and 2003, respectively. Included in the net pension cost in 2001 was $45 million of expense related to Reliant Resources' participants. For 2002, a pension benefit of $4 million was recorded related to Reliant Resources' participants. Pension benefit and expense for Reliant Resources' participants are reflected in the Statement of Consolidated Operations as discontinued operations. For 2001, pension benefit of $1 million was recorded for Texas Genco participants. In addition, included in the costs for 2002 and 2003 are $15 million and $17 million, respectively, of expense related to Texas Genco participants. Pension benefit and expense for Texas Genco participants are reflected in the Statement of Consolidated Operations as discontinued operations.

      Additionally, we maintain a non-qualified benefit restoration plan which allows participants to retain the benefits to which they would have been entitled under our non-contributory pension plan except for the federally mandated limits on these benefits or on the level of compensation on which these benefits may be calculated. The expense associated with this non-qualified plan was $25 million, $9 million and $8 million in 2001, 2002 and 2003, respectively. Included in the cost in 2001 and 2002 is $17 million and $3 million, respectively, of expense related to Reliant Resources' participants, which is reflected in discontinued operations in the Statements of Consolidated Operations.

      The calculation of pension expense and related liabilities requires the use of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. Two of the most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

      As of December 31, 2003, the expected long-term rate of return on plan assets was 9.0%. We believe that our actual asset allocation on average will approximate the targeted allocation and the estimated return on net assets. We regularly review our actual asset allocation and periodically rebalance plan assets as appropriate.

      As of December 31, 2003, the projected benefit obligation was calculated assuming a discount rate of 6.25%, which is a .5% decline from the 6.75% discount rate assumed in 2002. The discount rate was determined by reviewing yields on high-quality bonds that receive one of the two highest ratings given by a recognized rating agency and the expected duration of pension obligation specific to the characteristics of our plan.

      Pension expense for 2004, including the benefit restoration plan, is estimated to be $82 million based on an expected return on plan assets of 9.0% and a discount rate of 6.25% as of December 31, 2003. If the expected return assumption were lowered by .5% (from 9.0% to 8.5%), 2004 pension expense would increase by approximately $6 million. Similarly, if the discount rate were lowered by .5% (from 6.25% to 5.75%), this assumption change would increase our projected benefit obligation, pension liabilities and 2004 pension expense by approximately $121 million, $111 million and $10 million, respectively. In addition, the assumption change would result in an additional charge to comprehensive income during 2004 of $72 million, net of tax. Included in estimated pension expense for 2004 is $12 million related to Texas Genco's participants, which is included in income from discontinued operations in the Statements of Consolidated Operations.

      Primarily due to the decline in the market value of the pension plan's assets and increased benefit obligations associated with a reduction in the discount rate, the value of the plan's assets is less than our accumulated benefit obligation. As a result, we recorded a non-cash minimum liability adjustment, which resulted in a charge to other comprehensive income during the fourth quarter of 2002 of $414 million, net of tax. In December 2003, we recorded a minimum liability adjustment in the Consolidated Balance Sheet ($72 million decrease in pension liability) to reflect a liability equal to the unfunded accumulated benefit obligation, with an offsetting credit of $47 million to equity, net of a $25 million deferred tax effect.

      Future changes in plan asset returns, assumed discount rates and various other factors related to the pension plan will impact our future pension expense and liabilities. We cannot predict with certainty what these factors will be in the future.

      Other Factors that Could Affect Cash Requirements. In addition to the above factors, our liquidity and capital resources could be affected by:

      - cash collateral requirements that could exist in connection with certain contracts, including gas purchases, gas price hedging and gas storage activities of our Natural Gas Distribution business segment, particularly given gas price levels and volatility;

      - acceleration of payment dates on certain gas supply contracts under certain circumstances, as a result of increased gas prices and concentration of suppliers;

      -     increased costs related to the acquisition of gas for storage;

      -     increases in interest expense in connection with debt refinancings;

      -     various regulatory actions; and

      - the ability of Reliant Resources and its subsidiaries to satisfy their obligations as the principal customers of CenterPoint Houston and Texas Genco and in respect of Reliant Resources' indemnity obligations to us and our subsidiaries.

      Money Pool. We have two "money pools" through which our participating subsidiaries can borrow or invest on a short-term basis. Funding needs are aggregated and external borrowing or investing is based on the net cash position. Prior to October 2003, we had only one money pool. Following Texas Genco's certification by the FERC as an "exempt wholesale generator" under the 1935 Act in October 2003, it could no longer participate with our regulated subsidiaries in the same money pool. In October 2003, we established a second money pool in which Texas Genco and certain of our other unregulated subsidiaries can participate.

      The net funding requirements of the money pool in which our regulated subsidiaries participate are expected to be met with loans and revolving credit facilities. Except in an emergency situation (in which case we could provide funding pursuant to applicable SEC rules), we would be required to obtain approval from the SEC to issue and sell securities for purposes of funding Texas Genco's operations via the money pool established in October 2003. The terms of both money pools are in accordance with requirements applicable to registered public utility holding companies under the 1935 Act and under an order from the SEC relating to our financing activities and those of our subsidiaries on June 30, 2003 (June 2003 Financing Order).

      Certain Contractual and Regulatory Limits on Ability to Issue Securities and Pay Dividends on Our Common Stock. Factors affecting our ability to issue securities, pay dividends on our common stock or take other actions that affect our capitalization include:

      - covenants and other provisions in our credit or loan facilities and the credit facilities and receivables facility of our subsidiaries and other borrowing agreements; and

      - limitations imposed on us as a registered public utility holding company under the 1935 Act.

      The collateralized term loan of CenterPoint Houston limits its debt, excluding transition bonds, as a percentage of its total capitalization to 68%. CERC Corp.'s bank facility and its receivables facility limit CERC's debt as a percentage of its total capitalization to 60% and contain an earnings before interest, taxes, depreciation and amortization (EBITDA) to interest covenant. CERC Corp.'s bank facility also contains a provision that could, under certain circumstances, limit the amount of dividends that could be paid by CERC Corp. Our $2.3 billion revolving credit and term loan facility limits dividend payments as described above, contains a debt to EBITDA covenant, an EBITDA to interest covenant and restrictions on the use of proceeds from certain debt issuances and certain asset sales. These facilities include certain restrictive covenants. We and our subsidiaries are in compliance with such covenants.

      We are a registered public utility holding company under the 1935 Act. The 1935 Act and related rules and regulations impose a number of restrictions on our activities and those of our subsidiaries other than Texas Genco. The 1935 Act, among other things, limits our ability and the ability of our regulated subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

      The June 2003 Financing Order is effective until June 30, 2005. Additionally, we have received several subsequent orders which provide additional financing authority. These orders establish limits on the amount of external debt and equity securities that can be issued by us and our regulated subsidiaries without additional authorization but generally permit us to refinance our existing obligations and those of our regulated subsidiaries. Each of us and our subsidiaries is in compliance with the authorized limits. Discussed below are the incremental amounts of debt and equity that we are authorized to issue after giving effect to our capital markets transactions in 2003 and the first two months of 2004. The orders also permit utilization of undrawn credit facilities at CenterPoint Energy and CERC. As of March 1, 2004:

      - CenterPoint Energy is authorized to issue an additional aggregate $250 million of preferred stock, preferred securities and equity-linked securities, $160 million of debt and 199 million shares of common stock;

      - CenterPoint Houston is authorized to issue an additional aggregate $161 million of debt and an aggregate $250 million of preferred stock and preferred securities; and

      - CERC is authorized to issue an additional $2 million of debt and an additional aggregate $250 million of preferred stock and preferred securities.

      The SEC has reserved jurisdiction over, and must take further action to permit, the issuance of $478 million of additional debt at CenterPoint Energy, $480 million of additional debt at CERC and $250 million of additional debt at CenterPoint Houston.

      The orders require that if we or any of our regulated subsidiaries issue securities that are rated by a nationally recognized statistical rating organization (NRSRO), the security to be issued must obtain an investment grade rating from at least one NRSRO and, as a condition to such issuance, all outstanding rated securities of the issuer and of CenterPoint Energy must be rated investment grade by at least one NRSRO. The orders also contain certain requirements for interest rates, maturities, issuance expenses and use of proceeds.

      The 1935 Act limits the payment of dividends to payment from current and retained earnings unless specific authorization is obtained to pay dividends from other sources. The SEC has reserved jurisdiction over payment of $500 million of dividends from CenterPoint Energy's unearned surplus or capital. Further authorization would be required to make those payments. As of December 31, 2003, we had a retained deficit on our Consolidated Balance Sheet. We expect to pay dividends out of current earnings. If as a result of the 2004 True-Up Proceeding or any other event we are required to take a charge against our net income, our current earnings could be reduced below the level which would enable us to pay the quarterly dividend on our common stock under our current SEC financing order. We expect to file an application with the SEC under the 1935 Act requesting an order authorizing us, in the event that we are required to take such a charge against our net income, to pay quarterly dividends out of capital or unearned surplus. The June 2003 Financing Order requires that CenterPoint Houston and CERC maintain a ratio of common equity to total capitalization of thirty percent (30%).

      Security Interests in Receivables of Reliant Resources. Pursuant to a Master Power Purchase and Sale Agreement (as amended) with a subsidiary of Reliant Resources related to power sales in the ERCOT market, Texas Genco has been granted a security interest in accounts receivable and/or notes associated with the accounts receivable of certain subsidiaries of Reliant Resources to secure up to $250 million in purchase obligations.

                          CRITICAL ACCOUNTING POLICIES

      A critical accounting policy is one that is both important to the presentation of our financial condition and results of operations and requires management to make difficult, subjective or complex accounting estimates. An accounting estimate is an approximation made by management of a financial statement element, item or account in the financial statements. Accounting estimates in our historical consolidated financial statements measure the effects of past business transactions or events, or the present status of an asset or liability. The accounting estimates described below require us to make assumptions about matters that are highly uncertain at the time the estimate is made. Additionally, different estimates that we could have used or changes in an accounting estimate that are reasonably likely to occur could have a material impact on the presentation of our financial condition or results of operations. The circumstances that make these judgments difficult, subjective and/or complex have to do with the need to make estimates about the effect of matters that are inherently uncertain. Estimates and assumptions about future events and their effects cannot be predicted with certainty. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments. These estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Our significant accounting policies are discussed in Note 2 to our consolidated financial statements. We believe the following accounting policies involve the application of critical accounting estimates. Accordingly, these accounting estimates have been reviewed and discussed with the audit committee of the board of directors.

ACCOUNTING FOR RATE REGULATION

      SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS No. 71), provides that rate-regulated entities account for and report assets and liabilities consistent with the recovery of those incurred costs in rates if the rates established are designed to recover the costs of providing the regulated service and if the competitive environment makes it probable that such rates can be charged and collected. Application of SFAS No. 71 to the electric generation portion of our business was discontinued as of June 30, 1999. Our Electric Transmission & Distribution business continues to apply SFAS No. 71 which results in our accounting for the regulatory effects of recovery of stranded costs and other regulatory assets resulting from the unbundling of the transmission and distribution business from our electric generation operations in our consolidated financial statements. Certain expenses and revenues subject to utility regulation or rate determination normally reflected in income are deferred on the balance sheet and are recognized in income as the related amounts are included in service rates and recovered from or refunded to customers. Significant accounting estimates embedded within the application of SFAS No. 71 with respect to our Electric Transmission & Distribution business segment relate to $2.1 billion of recoverable electric generation plant mitigation assets (stranded costs) and $1.4 billion of ECOM true-up as of December 31, 2003. The stranded costs include $1.1 billion of previously recorded accelerated depreciation and $841 million of previously redirected depreciation as well as $399 million related to the Texas Genco distribution. These stranded costs are recoverable under the provisions of the Texas electric restructuring law. The ultimate amount of stranded cost recovery is subject to a final determination, which will occur in 2004, and is contingent upon the market value of Texas Genco. Any significant changes in our accounting estimate of stranded costs as a result of current market conditions or changes in the regulatory recovery mechanism currently in place could result in a material write-down of these regulatory assets.

IMPAIRMENT OF LONG-LIVED ASSETS AND INTANGIBLES

      We review the carrying value of our long-lived assets, including goodwill and identifiable intangibles, whenever events or changes in circumstances indicate that such carrying values may not be recoverable, and annually for goodwill as required by SFAS No. 142. Unforeseen events and changes in circumstances and market condition and material differences in the value of long-lived assets and intangibles due to changes in estimates of future cash flows, regulatory matters and operating costs could negatively affect the fair value of our assets and result in an impairment charge.

      Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenue performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

UNBILLED ENERGY REVENUES

      Revenues related to the sale and/or delivery of electricity or natural gas (energy) are generally recorded when energy is delivered to customers. However, the determination of energy sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding unbilled revenue is estimated. Unbilled electric delivery revenue is estimated each month based on daily supply volumes, applicable rates and analyses reflecting significant historical trends and experience. Unbilled natural gas sales are estimated based on estimated purchased gas volumes, estimated lost and unaccounted for gas and tariffed rates in effect. As additional information becomes available, or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior accounting estimates.

                          NEW ACCOUNTING PRONOUNCEMENTS

      See Note 2(n) to the consolidated financial statements for a discussion of new accounting pronouncements that affect us.